HEI Exhibit 99

FOR IMMEDIATE RELEASE

Yoko Otani Named to HEI and American Savings Bank Boards of Directors;
Mary Kipp Joins Hawaiian Electric Board

HONOLULU, December 14, 2022 – Hawaiian Electric Industries, Inc. (NYSE: HE) (HEI), the parent company to Hawaiian Electric Company, Inc. (Hawaiian Electric) and American Savings Bank, F.S.B. (ASB), announces two important appointments to their boards of directors. Effective January 1, 2023, Yoko Otani will serve on the HEI and ASB boards of directors while Mary Kipp will serve on the Hawaiian Electric board of directors. Otani will join the HEI Audit & Risk Committee and the ASB Risk Committee. Kipp will join the Hawaiian Electric Audit & Risk Committee.

Otani brings significant experience in finance, financial services and risk management to the HEI and ASB Boards. She is currently a partner at Straterix, a financial analytics software company. During the height of the financial crisis, Otani joined Promontory Financial Group, a financial services management consulting company, to advise financial services companies on multiple aspects of risk and regulation. Otani spent almost 30 years at Citibank across a variety of corporate finance and commercial and investment banking roles, including ten years as a senior credit officer in Citi’s global commercial and investment bank.

Kipp is currently the president and CEO of Puget Sound Energy (PSE), Washington state’s largest electric utility company. Under her direction, PSE is working toward an aspirational goal of targeting reduction of its carbon emissions to net zero by 2045 and going beyond that goal by helping other sectors to enable carbon reduction across the state of Washington. Prior to joining PSE, Kipp was president and CEO at El Paso Electric.

"Yoko Otani brings a wealth of experience and knowledge in the financial services and banking industries and we are thrilled to appoint her to the HEI and ASB boards," said Tom Fargo, HEI board chair. "Mary Kipp has exceptionally valuable experience across several institutions within the energy sector and we are equally excited to name her to the Hawaiian Electric board. Yoko and Mary are two proven leaders who will greatly support our efforts as we continue to innovate across the HEI family of companies."

Otani joins a diverse and skilled board of directors at HEI and ASB, including: retired Admiral Tom Fargo, former board chairman of USAA and Huntington Ingalls Industries and current HEI board chair; Scott Seu, HEI president and CEO; Celeste Connors, CEO of Hawai'i Green Growth Local2030 Hub; Richard Dahl, former CEO of James Campbell Company; Elisia Flores, CEO and vice chair of L&L Franchise; Peggy Fowler, former CEO of Portland General Electric; Micah Kāne, president and CEO of Hawai'i Community Foundation; Michael Kennedy, former CEO and co-founder of the Zelle Payments Network, formerly known as clearXchange; Keith Russell, president of Russell Financial; and Jim Scilacci, former chief financial officer of Edison

International. Ann Teranishi, president and CEO of American Savings Bank, also serves on the ASB board of directors.

Kipp joins a talented board of directors at Hawaiian Electric, including: Tim Johns, president and CEO of Zephyr Insurance and current Hawaiian Electric board chair; Shelee Kimura, president and CEO of Hawaiian Electric; James Ajello, chief financial officer of Portland General Electric; Kevin Burke, retired chief marketing officer of Square; Alana Pakkala, partner and chief operating officer of The Kobayashi Group; Kelvin Taketa, retired president and CEO of Hawaii Community Foundation; and Toby Taniguchi, president and CEO of KTA Super Stores.

Otani holds a bachelor of arts degree in East Asian Studies and History from Barnard College, Columbia University and a master of business administration from New York University. Kipp holds a bachelor of arts degree from Williams College and a juris doctor in law from the University of Texas.

About HEI

The Hawaiian Electric Industries, Inc. (HEI) (NYSE:HE) family of companies provides the energy and financial services that empower much of the economic and community activity of Hawaiʻi. HEI’s electric utility, Hawaiian Electric, supplies power to approximately 95% of Hawaiʻi's population and is undertaking an ambitious effort to decarbonize its operations and the broader state economy. Its banking subsidiary, American Savings Bank, is one of Hawaiʻi’s largest financial institutions, providing a wide array of banking and other financial services and working to advance economic growth, affordability and financial fitness. HEI helps advance Hawaiʻi’s sustainability goals through investments by its non-regulated subsidiary, Pacific Current. For more information, visit www.hei.com.

###

For media inquiries, please contact:
AJ Halagao	Julie Smolinski
Vice President,	Vice President,
Corporate & Community Advancement	Investor Relations & Corporate Sustainability
(808) 543-7625	(808) 543-7300
ajhalagao@hei.com	ir@hei.com